Exhibit 99.30

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.

MARFRIG GLOBAL FOODS S.A.
Publicly Traded Company
CNPJ/MF No. 03.853.896/0001-40
NIRE 35.300.341.031

MATERIAL FACT

NEW NOTICE OF RESUMPTION OF THE EXTRAORDINARY GENERAL MEETING
INITIATED ON JUNE 18, 2025

MARFRIG GLOBAL FOODS S.A. (“Marfrig” or “Company”), pursuant to Article 157, Paragraph 4, of Law no. 6.404, of December 15, 1976 (“Brazilian Corporations Law”), and the Brazilian Securities Commission (“CVM”) Resolution No. 44, of August 23, 2021, in continuity with the material facts disclosed by the Company on June 17 and 18, 2025 and on July 11, 2025, hereby informs its shareholders and the market in general that, considering the disclosure by BRF S.A. (“BRF”) that the extraordinary general meeting of BRF that will decide on the merger, by the Company, of the shares issued by BRF will be held on August 5, 2025 at 11:00 a.m. (“BRF EGM”), the works of the extraordinary general meeting of Marfrig (“Marfrig EGM”) initiated and suspended on June 18, 2025 will be resumed on August 5, 2025, at 3:00 p.m., exclusively in person, at Avenida Queiroz Filho, nº 1560, Bloco 5 (Torre Sabiá), 3º andar, Sala 301, Vila Hamburguesa, city of São Paulo, State of São Paulo, CEP 05319-000, in order to resolve on the agenda set forth in the call notice of the Marfrig EGM disclosed by the Company on May 16, 2025, and duly published pursuant to the Brazilian Corporations Law (“Call Notice”).

The Company clarifies that the information related to the procedures for participation in the Marfrig EGM, including the documentation to be submitted by the Company shareholders, is contained in the Call Notice and the Management Proposal (as defined below).

In view of the provisions of Article 49 of CVM Resolution 81, of March 29, 2022 (“CVM Resolution 81”), the voting instructions received by the Company or its service providers by means of the remote voting bulletin (“Voting Bulletin”) until July 10, 2025 will be disregarded when resuming the work of the Marfrig EGM.

Therefore, without prejudice to the possibility of participating and voting in person, observing the procedures set out in CVM Resolution 81 and the instructions described in the Management Proposal, shareholders who wish to exercise their voting rights by means of the Voting Bulletin must forward, as of this date, their voting instructions in relation to the matters on the agenda of the Marfrig EGM, by completing and delivering the Voting Bulletin, according to the model to be made available by the Company on this date, directly to the Company, to Banco Bradesco S.A., a financial institution contracted by the Company to provide bookkeeping services for shares issued by the Company, or, in the case of shareholders holding shares issued by the Company deposited at B3 S.A. - Brasil, Bolsa, Balcão (“B3”), to the respective institutions and/or brokers responsible for the custody of such shares or to B3 Central Asset Depository. In this case, shareholders must ensure that the Voting Bulletin is received no later than 4 (four) days before the date on which the Marfrig EGM resumes its work (i.e., no later than August 1, 2025).

Management proposal regarding the matters on the agenda of the Marfrig EGM, including the documents and information required by applicable laws and regulations regarding such matters, as well as the Call Notice, this material fact, and the manual for participation, as resubmitted on this date to include the additional information presented by BRF in relation to the BRF EGM in compliance with the CVM decision, which is the subject of the material fact disclosed by BRF on July 11, 2025 (“Management Proposal”), is available to shareholders for consultation at the Company registered office (located at Avenida Queiroz Filho, nº 1560, Bloco 5 (Torre Sabiá), 3º andar, Sala 301, Vila Hamburguesa, in the city of São Paulo, State of São Paulo, CEP 05319-000), as well as on the Company websites (ri.Marfrig.com.br), CVM (www.gov.br/cvm) and B3 (www.b3.com.br).

São Paulo, July 15, 2025.

MARFRIG GLOBAL FOODS S.A.

Tang David
Chief Administrative and Financial Officer and
Investor Relations Director